UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   November 28, 2006

DPL Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-9052	31-1163136
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1065 Woodman Drive, Dayton, Ohio		45432
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:   (937) 224-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On November 28, 2006, DPL Energy, LLC (“DPLE”), a subsidiary of DPL Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with Columbus Southern Power Company, a subsidiary of American Electric Power, to sell its Darby Station electric peaking generation facility for $102 million in cash.  The consummation of the transaction will take place at a closing to be held at a later date assuming certain conditions have occurred.

A copy of the press release announcing the sale is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.06               Material Impairments.

On November 28, 2006, in connection with DPLE’s decision to sell the Darby Station electric peaking generation facility, the Company concluded that an impairment charge for the Darby Station assets was required.  Darby Station consists of six natural gas peaking units with an approximate summer capacity of 450 megawatts.  The Darby Station units have a net book value of approximately $155 million.  As described in Item 1.01 above, DPLE plans to sell Darby Station for $102 million in cash.

During the fourth quarter of 2006, the Company expects to record a pretax impairment charge ranging from $53 million to $57 million for the impairment of Darby Station assets.  The estimated amount of future cash expenditures included in this impairment charge ranges from $1 million to $4 million.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press Release of DPL Inc. dated November 29, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DPL Inc.

Date: December 4, 2006
/s/ Miggie E. Cramblit
	Name:	Miggie E. Cramblit
	Title:	Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)

99.1	Press Release of DPL Inc. dated November 29, 2006.	E